                                                                      EXHIBIT 14

                           UNIFAB INTERNATIONAL, INC.

                                 CODE OF ETHICS
                    FOR PRINCIPAL/CHIEF EXECUTIVE OFFICER AND
                           SENIOR FINANCIAL EXECUTIVES

1. PURPOSE OF CODE OF ETHICS

         The purpose of this Code of Ethics is to promote the honest and ethical conduct of our Principal/Chief Executive Officer and Senior Financial Executives (described below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by UNIFAB International, Inc. (the "Company"); and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.

2. INTRODUCTION

         This Code of Ethics is applicable to the Company's principal/chief executive officer ("CEO") and president, chief financial officer, chief operating officers, chief administrative officer, chief accounting officer and comptroller (or any persons performing similar functions, together, the "Senior Financial Executives"). References in this Code of Ethics to the Company means the Company or any of its subsidiaries.

         While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our CEO and Senior Financial Executives. As a CEO or Senior Financial Executive, you are an example for other employees and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code of Ethics is a condition to your employment and any violations of the Code may result in disciplinary action, up to and including termination of your employment.

         Waivers of this Code may be made only by the Board or the Audit Committee and will be disclosed in accordance with applicable law.

3. CONFLICTS OF INTEREST

         A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. Conflicts of interest can also arise when you take action or you or a member of your family have interests that may make it difficult for you to perform your duties to the Company effectively. Any potential or actual conflicts of interest must be disclosed to the Chairman of the Audit Committee, and the officer in question must comply with any measure that may be required by the Audit Committee in order to avoid or eliminate such conflict. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

         3.1. IMPROPER PERSONAL BENEFITS FROM THE COMPANY

                  Conflicts of interest arise when an officer or a member of his or her family receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

         3.2. FINANCIAL INTERESTS IN OTHER BUSINESSES

                  You should avoid having an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, you may not own an interest in a company that competes with the Company or that does business with the Company (such as a supplier) unless you obtain the written approval of the Audit Committee Chairman before making any such investment. However, it is not typically considered, and the Company does not consider it, a conflict of interest (and therefore prior written approval is not required) to make investments in competitors, clients or suppliers that are listed on a national or international securities exchange so long as the total value of the investment is less than one percent (1%) of the outstanding stock of the corporation and the amount of the investment is not so significant that it would affect your business judgment on behalf of the Company.

         3.3 BUSINESS ARRANGEMENTS WITH THE COMPANY

                  Without the prior written approval of the Audit Committee Chairman, you may not participate in a joint venture, partnership or other business arrangement with the Company.

         3.4. CORPORATE OPPORTUNITIES

                  If you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, such as from a competitor or actual or potential supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), you may not participate in the business or make the investment without the prior written approval of Audit Committee Chairman. Such an opportunity should be considered an investment opportunity for the Company the first instance.

         3.5. OUTSIDE EMPLOYMENT OR ACTIVITIES WITH A COMPETITOR

                  Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests at the expense of the Company's interests. You may not market products or services in competition with the Company's current or potential business activities. It is your responsibility to consult with the Audit Committee Chairman to determine whether a planned activity will compete with any of the Company's business activities before you pursue the activity in question.

         3.6. OUTSIDE EMPLOYMENT WITH A SUPPLIER

                  Without the prior written approval of the Audit Committee Chairman, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Without the prior written approval of the Audit Committee Chairman, you may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

         3.7. FAMILY MEMBERS WORKING IN THE INDUSTRY

                  If your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor or supplier of Company or is employed by one, you must disclose the situation to the Audit Committee Chairman so that the Audit Committee may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against inadvertently disclosing Company confidential information and being involved in decisions on behalf of the Company that involve the other enterprise. If you have any doubt as to whether or not conduct would be considered a conflict of interest, please consult with the Audit Committee Chairman.

4. ACCURATE PERIODIC REPORTS AND OTHER PUBLIC COMMUNICATIONS

         As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in our other public communications is required by SEC rules and is essential to our continued success. Please exercise the highest standard of care in preparing such materials. We have established the following guidelines in order to ensure the quality of our periodic reports.

       - All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

       - All records must fairly and accurately reflect the transactions or occurrences to which they relate.

       - All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

       - The Company's accounting records must not contain any false or intentionally misleading entries.

       - No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

       - All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

       - No information may be concealed from the internal auditors or the independent auditors.

       - Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls is required at all times.

5. COMPLIANCE WITH LAWS AND ETHICS CODE

         You are expected to comply with both the letter and spirit of all applicable governmental rules and regulations and this Code, and to report any suspected violations of applicable governmental rules and regulations or this Code to the Chairman of the Audit Committee. No one will be subject to retaliation because of a good faith report of a suspected violation. If you fail to comply with this Code or any applicable laws or regulations, you may be subject to disciplinary measures, up to and including discharge.

6. NO RIGHTS CREATED

         This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's CEO, and Senior Financial Executives in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

ADOPTED: April 9, 2004